Exhibit 4.1

Description of Securities

The following summary does not purport to be a complete description of the applicable provisions of Weyco Group, Inc.’s (the “Company”) Articles of Incorporation and Bylaws, as either may be amended or restated from time to time, or of applicable statutory or other law, and is qualified in its entirety by reference thereto.

The authorized capital stock of the Company consists of 24,000,000 shares of Common Stock, $1.00 par value (“Common Stock”).

Common Stock

Holders of the Company’s Common Stock (a) are entitled to one vote per share on all matters presented to shareholders and do not have cumulative voting rights, (b) are entitled to share ratably in dividends that may be declared by the Board of Directors of the Company out of assets or funds legally available therefor, (c) are entitled, upon any liquidation, dissolution or winding up of the Company, to share ratably in the net assets of the Company available for distribution on the Common Stock, and (d) do not have preemptive or conversion rights.

The Company’s Common Stock trades on the Nasdaq Stock Market (symbol: WEYS).

The transfer agent for the Common Stock of the Company is AST Financial, 6201 15th Avenue, Brooklyn, New York 11219.

General

The Company’s Articles of Incorporation contain provisions designed to discourage certain transactions that involve an actual or threatened change of control of the Company.  For example, the Articles of Incorporation provide that the affirmative vote of the holders of four-fifths (4/5) of all stock of the Company entitled to vote in an election of directors shall be required (a) for the adoption of any agreement for the merger or consolidation of the Company with or into any other corporation, or (b) to authorize any sale, lease, or exchange of all or any substantial part of the assets of the Company to, or any sale, lease, or exchange to the Company or any subsidiary thereof in exchange for securities of the Company of any assets of, any other  corporation, person or other entity if, in either case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person, or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the outstanding shares of stock of the Company entitled to vote in elections of directors. Such affirmative vote is in addition to the vote of the holders of the stock of the Company otherwise required by law or any agreement to which the Company is a party.

The above voting requirements shall not be applicable if (a) such transaction shall have been approved by resolution adopted by a number of directors that is one less than the number of the members of the Board of Directors of the Company holding office at the time such resolution is adopted, (b) the Board of Directors of the Company shall by resolution have approved a memorandum of understanding with such other person or entity with respect to and substantially consistent with such transactions prior to the time that such other person or entity shall have become a holder of more than five percent (5%) of the outstanding shares of stock of the Company entitled to vote in elections of directors, or (c) such transaction is with any other corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Company and its subsidiaries.

For purposes of the above voting requirements, the Board of Directors of the Company shall determine (a) whether any entity or person beneficially owns more than five percent (5%) of the outstanding shares of stock of the Company entitled to vote in elections of directors, or (b) with respect to determining beneficial ownership whether (i) an entity or other person has a right to acquire shares of stock of the Company, (ii) an entity or other person is an “affiliate” or “associate” of another, (iii) an entity or other person has any agreement, arrangement, or understanding with respect to acquiring, holding, voting, or disposing of shares of stock of the Company, or (iv) an entity or other person is acting in concert with any other corporation, person, or other entity.  All such determinations shall be conclusive.

The above voting requirements may be amended, altered, changed or repealed only by the affirmative vote of the holders of four-fifths (4/5) of the capital stock of the Company entitled to vote in the election of directors.

The Company’s Bylaws also contain provisions designed to discourage certain transactions that involve an actual or threatened change of control of the Company, including provisions that (a) provide for classification of the Board of Directors into three (3) classes, (b) provide that directors may be removed only for cause by a vote of the shareholders, and (c) provide that vacancies on the Board of Directors may be filled by the remaining directors in office, though less than a quorum.

All of the outstanding shares of Common Stock are fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (“WBCL”), as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six months’ service in any one case.

Certain Statutory Provisions

Under Section 180.1150(2) of the WBCL, the voting power of shares of a “resident domestic corporation” such as the Company (as long as it continues to meet the statutory definition), which are held by any person (including two or more persons acting in concert) in excess of twenty percent (20%) of the voting power in the election of directors shall be limited (in voting on any matter) to ten percent (10%) of the full voting power of such excess shares, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from the Company, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which the Company is a party.

Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a “resident domestic corporation,” such as the Company (as long as it continues to meet the statutory definition), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) eighty percent (80%) of the votes entitled to be cast by the outstanding voting shares of the corporation and (b) two-thirds (2/3) of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a “significant shareholder” or an affiliate or associate thereof who is a  party to the transaction. The term “business combination” is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to mean a person that is the beneficial owner of ten percent (10%) or more of the voting power of the outstanding voting shares of the resident domestic corporation, or an affiliate of the resident domestic corporation who within two (2) years prior to the date in question was the beneficial owner of ten percent (10%) or more of the voting power of the outstanding voting shares of the resident domestic corporation. In addition, the WBCL contains certain restrictions on repurchases of shares and sales of corporate assets by a resident domestic corporation in response to a take-over offer.

Sections 180.1140 to 180.1144 of the WBCL prohibit certain “business combinations” between a “resident domestic corporation,” such as the Company (as long as it continues to meet the statutory definition), and an “interested stockholder” for a period of three (3) years after the date such person became an “interested stockholder,” unless prior to such stock acquisition date, the business combination or the acquisition of such stock has been approved by the corporation’s board of directors.  After such three (3)-year period, a business combination with an interested stockholder may be consummated in specified circumstances, including among others, if the board approval described above is obtained, if the business combination is approved by the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose or if the business combination satisfies certain conditions, including for example, adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. For these purposes, an “interested stockholder” is defined generally to mean a person that is the beneficial owner of ten percent (10%) or more of the voting power of the outstanding voting stock of the resident domestic corporation, or an affiliate of the resident domestic corporation who within three (3) years prior to the date in question was the beneficial owner of ten percent (10%) or more of the voting power of the outstanding voting stock of the resident domestic corporation.

These provisions of the WBCL and certain other provisions of the Company’s Articles of Incorporation and Bylaws discussed above could have the effect, among others, of discouraging take-over proposals for the Company, delaying or preventing a change of control of the Company, or impeding a business combination between the Company and a major shareholder of the Company.

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